Exhibit 4.29

HLSS SERVICER ADVANCE RECEIVABLES TRUST,
as Issuer,
DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary,
HLSS HOLDINGS, LLC,
as Administrator and as Servicer (on and after the MSR Transfer Date),
OCWEN LOAN SERVICING, LLC,
as a Subservicer and as Servicer (prior to the MSR Transfer Date),
NEW RESIDENTIAL INVESTMENT CORP.,
and
BARCLAYS BANK PLC,
as Administrative Agent and
as sole Holder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes
__________
AMENDMENT NO. 8
dated as of May 5, 2015
to the
SECOND AMENDED AND RESTATED SERIES 2012-VF1 INDENTURE SUPPLEMENT
dated as of August 30, 2013
to the
SIXTH AMENDED AND RESTATED INDENTURE,
dated as of January 17, 2014
and to the
SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
dated as of August 30, 2013
__________
HLSS SERVICER ADVANCE RECEIVABLES TRUST
ADVANCE RECEIVABLES BACKED NOTES, SERIES 2012-VF1

AMENDMENT NO. 8 TO SERIES 2012-VF1 AGREEMENTS
This Amendment No. 8, dated as of May 5, 2015 (this “Amendment”), to the Second Amended and Restated Series 2012-VF1 Indenture Supplement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Indenture Supplement”), by and among HLSS Servicer Advance Receivables Trust, as issuer (the “Issuer”), Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS Holdings, LLC (“HLSS”), as administrator (in such capacity, the “Administrator”) and as servicer, on and after the MSR Transfer Date (in such capacity, the “Servicer”), Ocwen Loan Servicing, LLC (“OLS”), as a subservicer (in such capacity, the “Subservicer”), and as servicer, prior to the MSR Transfer Date (in such capacity, the “Servicer”), New Residential Investment Corp. (“NRZ”) and Barclays Bank PLC (“Barclays”), as administrative agent (the “Administrative Agent”), to that certain Sixth Amended and Restated Indenture, dated as of January 17, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”, and together with the Indenture Supplement, the “Indenture”), among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Barclays, as administrative agent, Wells Fargo Securities, LLC, as administrative agent, and Credit Suisse AG, New York Bank, as administrative agent and to that certain Second Amended and Restated Note Purchase Agreement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement,” and together with the Indenture Supplement, the “Series 2012-VF1 Agreements”), by and among the Issuer and Barclays, (the “Purchaser” or the “Noteholder”), as administrative agent, Purchaser and sole Holder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes (collectively, the “Notes”) issued pursuant to the Indenture Supplement. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Indenture or Indenture Supplement, as applicable.
WHEREAS, Section 12.2 of the Base Indenture provides, among other things, that subject to the terms and provisions of each Indenture Supplement with respect to any amendment of such Indenture Supplement, the parties to the Indenture may at any time enter into an amendment to the Indenture, including any Indenture Supplement, with prior notice to the Note Rating Agency and the consent of Holders of more than 50% (by Class Invested Amount) of each Series or Class of Notes affected by such amendment of the Indenture, including any Indenture Supplement, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture, of modifying in any manner the rights of the Holders of the Notes of each such Series or Class under the Base Indenture or any Indenture Supplement, upon delivery of an Issuer Tax Opinion (unless the Noteholders unanimously consent to waive such opinion); provided, however, that no such amendment will modify any of the enumerated provisions set forth in Section 12.2 without the consent of the Holder of each Outstanding Note affected thereby;
WHEREAS, Section 12(a) of the Indenture Supplement provides, among other things, that notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Holders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, the Subservicer (whose consent shall be required only to the extent that such amendment would materially affect the Subservicer) and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend the Indenture Supplement to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency to and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency;
WHEREAS, the Purchaser owns 100% of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes, which are the only Outstanding Notes issued pursuant to the Indenture Supplement;
WHEREAS, Section 12.3 of the Base Indenture provides that the Issuer shall deliver to the Indenture Trustee an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”); and
WHEREAS, the Issuer, Administrator and the Noteholder desire to amend the Indenture Supplement and the Note Purchase Agreement as described below;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendment to Indenture Supplement.
(b)    Section 2 of the Indenture Supplement is hereby amended by deleting the table in the definition of “Advance Rates” in its entirety and replacing it with the following table:

Advance Type / Class of Notes	Class A-VF1 Variable Funding Notes	Class B-VF1 Variable Funding Notes	Class C-VF1 Variable Funding Notes	Class D-VF1 Variable Funding Notes
P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	54.00%	67.75%	76.75%	91.75%
P&I Advances (other than Servicing Fee Advances) in Judicial States	29.25%	44.25%	57.00%	86.25%
Servicing Fee Advances in Non-Judicial States	54.00%	67.00%	75.25%	91.50%
Servicing Fee Advances in Judicial States	29.25%	43.50%	55.50%	85.00%
Escrow Advances in Non-Judicial States	54.00%	67.00%	75.25%	91.50%
Escrow Advances in Judicial States	29.25%	43.50%	55.50%	85.00%
Corporate Advances in Non-Judicial States	54.00%	67.00%	75.25%	91.50%
Corporate Advances in Judicial States	29.25%	43.50%	55.50%	85.00%
Loan-Level P&I Advances (other than Servicing Fee Advances) in Judicial States	19.25%	36.25%	51.00%	82.25%
Loan-Level P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	44.00%	59.75%	70.75%	87.75%
Loan-Level Escrow Advances in Judicial States	19.25%	35.50%	49.50%	81.00%
Loan-Level Escrow Advances in Non-Judicial States	44.00%	59.00%	69.25%	87.50%
Loan Level Corporate Advances in Judicial States	19.25%	35.50%	49.50%	81.00%
Loan-Level Corporate Advances in Non-Judicial States	44.00%	59.00%	69.25%	87.50%

(c)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “ERD Fee” in its entirety and replacing such definition with the following:
““ERD Fee” means, with respect to each Class of Series 2012-VF1 Notes and notwithstanding anything to the contrary set forth in the definition of “ERD Fee” set forth in the Base Indenture, on each Payment Date, the sum of (A) the product of (i) the applicable ERD Fee Rate for that Class, (ii) the average daily related VFN Principal Balance during the related Interest Accrual Period and (iii) a fraction, the numerator of which is the number of days elapsed from and including the preceding Payment Date to but excluding such current Payment Date and the denominator of which equals 360 plus (B) the sum for each day while a Eurodollar Disruption Event under clause (ii) of the definition thereof is continuing during the related Interest Accrual Period, in an amount equal to the product of (i) the excess, if any, of the Base Rate over One-Month LIBOR for each day on which such Eurodollar Disruption Event was in effect during such period, (ii) the related VFN Principal Balance on such date and (iii) a fraction, the numerator of which equals one (1) and the denominator of which equals 360.”
(d)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “General Reserve Required Amount” in its entirety and replacing such definition with the following:
““General Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2012-VF1 Notes, an amount equal to six (6) months’ interest calculated on the Note Balance of each Class of Series 2012-VF1 Notes as of such Payment Date or Interim Payment Date, as the case may be.”
(e)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Index” in its entirety and replacing such definition with the following:
““Index” means, for any Class of the Series 2012-VF1 Notes, One-Month LIBOR, the Conduit Cost of Funds Rate or the Base Rate, as specified for such Class in the definition of “Note Interest Rate”; provided, that, notwithstanding the foregoing, to the extent (i) the Note Rating Agency rates any Outstanding Class of Series 2012-VF1 Notes and (ii) the Series 2012-VF1 Notes are not held by a Conduit Holder, the “Index” shall be One Month LIBOR. For the avoidance of doubt, so long as the Note Rating Agency rates any Outstanding Class of Series 2012-VF1 Notes, the Conduit Holder will not hold any of the Series 2012-VF1 Notes.”
(f)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Maximum VFN Principal Balance” in its entirety and replacing such definition with the following:
““Maximum VFN Principal Balance” means, in respect of any Class of Series 2012-VF1 Notes, (i) (A) for the Class A-VF1 Variable Funding Notes, $607,371,262, (B) for the Class B-VF1 Variable Funding Notes, $235,663,431, (C) for the Class C-VF1 Variable Funding Notes, $186,016,873, and (D) for the Class D-VF1 Variable Funding Notes, $420,948,434; provided, that, at the Administrator’s option, the Administrator may instead allocate up to $750,000,000 of the Maximum VFN Principal Balance to increase the maximum principal balance of the notes issued pursuant to the HSART II Facility Documents, which shall result in a corresponding decrease in the amount of the Maximum VFN Principal Balance hereunder; provided, however, that any such shift shall be in conjunction with a transfer of Designated Servicing Agreements from the Base Indenture to the HSART II Facility in satisfaction of the PSA Migration Conditions; or (ii) in the case of each such Class on any date, such other amount calculated pursuant to a written agreement between the Administrator and the Administrative Agent.”
(g)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Note Interest Rate” in its entirety and replacing such definition with the following:
““Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, the rates described below:
(i)    Class A-VF1 Variable Funding Notes: the sum of (A) the Index for such Interest Accrual Period plus (B) the applicable Margin;
(ii)    Class B-VF1 Variable Funding Notes: the sum of (A) the Index for such Interest Accrual Period plus (B) the applicable Margin;

(iii)    Class C-VF1 Variable Funding Notes: the sum of (A) the Index for such Interest Accrual Period plus (B) the applicable Margin; and
(iv)    Class D-VF1 Variable Funding Notes: the sum of (A) the Index for such Interest Accrual Period plus (B) the applicable Margin;
provided that if, for any Interest Accrual Period, (a) the Index is not determinable, or (b) a Eurodollar Disruption Event (under clause (i) or clause (iii) of the definition thereof) shall have occurred, the Note Interest Rate shall be the Base Rate plus the applicable Margin. For the avoidance of doubt, the “Note Interest Rate” for the Series 2012-VF1 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.”
(h)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “NRZ Change of Control” in its entirety and replacing such definition with the following:
““NRZ Change of Control” occurs if any of the following occur: (i) the Investment Manager is no longer the manager of NRZ or (ii) NRZ shall cease to directly or indirectly own 100% of the equity interests of HLSS.”
(i)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Series Fees” in its entirety and replacing such definition with the following:
““Series Fees” means, for the Series 2012-VF1 Notes and any Payment Date, the sum of (i) the VF1 Facility Fee (including, but not limited to, any related gross up or VF1 Facility Fee Remainder as calculated in accordance with the Fee Letter) and (ii) the aggregate unreimbursed fees, indemnification amounts owed to and expenses of the Administrative Agent due under the Indenture.”
(j)    Section 2 of the Indenture Supplement is hereby amended by adding the following definition:
““Series Fee Limit” means, with respect to the Series Fees related to the Series 2012-VF1 Notes:

(i)
for any rolling twelve-month period, an aggregate amount equal to the product of 0.10% and the average daily Maximum VFN Principal Balance during such prior rolling twelve-month period (or, for any day after the end of the Revolving Period for the Series 2012-VF1 Notes, the aggregate VFN Principal Balance of the Series 2012-VF1 Notes on any such day); and

(ii)
for any single Payment Date, an amount equal to the product of 0.01% and the average daily aggregate Maximum VFN Principal Balance during the immediately preceding Interest Accrual Period (or, for any day after the end of the Revolving Period for the Series 2012-VF1

Notes, the aggregate VFN Principal Balance of the Series 2012-VF1 Notes on any such day).”
(k)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Stressed Interest Rate” in its entirety and replacing such definition with the following:
““Stressed Interest Rate” means, for any Class of Series 2012-VF1 Notes as of any date, the sum of (x) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period (calculated based upon, for any day on which a Eurodollar Disruption Event described in clause (ii) of the definition thereof is continuing, the Base Rate), and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum Aggregate Margin of all outstanding Classes of such Series.”
(l)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Stressed Time Percentages” in its entirety and replacing such definition with the following:
““Stressed Time Percentage” means, for the Series 2012-VF1 Notes, Class A-VF1 Variable Funding Notes: 20.50%, Class B-VF1 Variable Funding Notes: 24.25%, Class C-VF1 Variable Funding Notes: 28.50%, and Class D-VF1 Variable Funding Notes: 44.00%.”
(m)    Section 2 of the Indenture Supplement is hereby amended by deleting clause (ix) of the definition of “Target Amortization Event” in its entirety and replacing it with the following:
“(ix) Failure to deliver updated opinions of counsel as to corporate, enforceability, true sale, non-consolidation, security interest, tax and all other matters covered in opinions delivered on the Closing Date on or before May 15, 2015 or such later date as agreed to in writing by the Administrative Agent in its sole discretion.”
(n)    Section 2 of the Indenture Supplement is hereby amended by adding the following definition in the appropriate alphabetical location:
““Investment Manager” means, (i) Fortress Investment Group LLC or any wholly owned subsidiary thereof, (ii) FIG LLC, (iii) any entity whose business and operations are managed or supervised by Wesley R. Edens, or (iv) any successors and permitted assigns of the foregoing so long as such entity pursuant to this clause (iv) is reasonably acceptable to the Administrative Agent.”
(o)    Section 6 of the Indenture Supplement is hereby amended by adding the following sentence to the end of second paragraph thereof:
“In addition, under Section 4.5(a)(2)(iii)(A) of the Base Indenture, the Paying Agent shall pay Series Fees for the Series 2012-VF1 Notes subject to the related Series Fee Limit; any Series Fees due pursuant hereto in excess of the applicable Series Fee

Limit shall be paid, after payments under Section 4.5(a)(2)(iii)(E) of the Base Indenture and before payments under Section 4.5(a)(2)(iii)(F) of the Base Indenture.  A failure to pay the amount equal to the Series Fee in excess of the Series Fee Limit on any Payment Date shall not be an Event of Default under Section 8.1 of the Indenture.”
(p)    Section 6 of the Indenture Supplement is hereby amended by adding the following paragraph at the end of such Section 6:
“Notwithstanding anything to the contrary in Section 4.5(a)(2)(iii) in the Base Indenture, “Series Available Funds” as used in such Section 4.5(a)(2)(iii) with respect to payments to the Series 2012-VF1 Variable Funding Notes, the Series 2012-VF2 Variable Funding Notes and the Series 2012-VF3 Variable Funding Notes (collectively, the “Pari Passu Notes”), shall mean, with respect each Series of Pari Passu Notes, the product of (A) the sum of the Series Available Funds for such Series of Pari Passu Notes (in each case, without giving effect to the revisions to the definition of “Series Available Funds” as contemplated by this paragraph) and (B) the quotient of (i) the aggregate VFN Principal Balance of such Series as of the date that the Revolving Period ends for such Variable Funding Notes divided by (ii) the aggregate VFN Principal Balance for the Pari Passu Notes as of the date that the Revolving Period ends for such Variable Funding Notes; provided, however, that the modification of the definition of “Series Available Funds” pursuant to this paragraph shall not apply if, in order for the Note Rating Agency to maintain the rating currently assigned by the such Note Rating Agency to any Class of Series 2012-VF2 or Series 2012-VF3 Variable Funding Notes and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency, any of the following terms with respect to the Series 2012-VF2 or Series 2012-VF3 Variable Funding Notes are modified: (i) the Advance Rates, (ii) the Trigger Advance Rate and/or any related definitions, (iii) the ERD Margin or Margin or (iii) the Collateral Value exclusions contained in Section 4 in the Indenture Supplement; provided, further, that the Administrative Agents for the Series 2012-VF2 and Series 2012-VF3 Notes must consent in writing to any increase in the Advance Rates for the Series 2012-VF1 Notes or any changes to the Collateral Value exclusions contained in Section 4 in this Indenture Supplement.”
Section 2.    Amendment to Note Purchase Agreement.
The first paragraph of the Note Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following paragraph:
“HLSS Servicer Advance Receivables Trust, a Delaware statutory trust (the “Issuer”), hereby sells to Barclays Bank PLC (the “Administrative Agent” and the “Purchaser”) the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class A-VF1 Notes (the “Class A-VF1 Variable Funding Notes”) with a Maximum VFN Principal Balance of $607,371,262, the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class B-VF1 Variable Funding Notes

(the “Class B-VF1 Variable Funding Notes”) with a Maximum VFN Principal Balance of $235,663,431, the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class C-VF1 Variable Funding Notes (the “Class C-VF1 Variable Funding Notes”) with a Maximum VFN Principal Balance of $186,016,873, and the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class D-VF1 Notes (the “Class D-VF1 Variable Funding Notes” and, together with the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes and the Class C-VF1 Variable Funding Notes, the “Notes”) with a Maximum VFN Principal Balance of $420,948,434.”
Section 3.    Waiver of Issuer Tax Opinion.
Pursuant to Section 12(a) of the Indenture Supplement, the Noteholder hereby waives and instructs the Administrative Agent and the Indenture Trustee to waive the provisions of Section 12(a) of the Indenture Supplement which require delivery of an Issuer Tax Opinion with respect to this Amendment.
Section 4.    Conditions to Effectiveness of this Amendment.
This Amendment shall become effective upon the latest to occur of the following (the “Effective Date”):

(i)	the execution and delivery of this Amendment by all parties hereto;

(ii)	prior notice to the Note Rating Agency; and

(iii)	the delivery of an Authorization Opinion.
Section 5.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture Supplement, the Base Indenture and the Note Purchase Agreement shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. This Amendment shall be effective as of the Effective Date upon the satisfaction of the conditions precedent set forth in Section 5 hereof and shall not be effective for any period prior to the Effective Date. After this Amendment becomes effective, all references in the Indenture Supplement, the Base Indenture or Note Purchase Agreement to “this Indenture Supplement,” “this Indenture,” “this Note Purchase Agreement,” “hereof,” “herein” or words of similar effect referring to such Indenture Supplement, Base Indenture and Note Purchase Agreement shall be deemed to be references to the Indenture Supplement, the Base Indenture or Note Purchase Agreement, as applicable, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture Supplement, the Base Indenture or Note Purchase Agreement other than as set forth herein.
Section 6.    Representations and Warranties. (a) The Purchaser hereby represents and warrants that as of the date hereof (i) it is the sole Holder of each of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes, (ii) it is duly authorized to deliver this Amendment to the Indenture Trustee and such power has not been granted or assigned to any other Person, and (iii) the Indenture Trustee may conclusively rely upon this Amendment.
(b)    In its capacity as Note Registrar, the Indenture Trustee confirms that the Note Register reflects the Purchaser as the sole Holder of all Notes currently Outstanding under the Indenture Supplement. Such Holder’s consent to the terms of this Amendment is evidenced by its signature hereto.
(c)    With the exception of the previously disclosed subpoena received from the Securities and Exchange Commission, HLSS hereby represents and warrants that as of the date hereof, no proceeding, investigation or litigation is before any court, tribunal or governmental body, nor to the knowledge of HLSS is threatened against HLSS, nor is there any such proceeding, investigation or litigation currently pending, nor, to the knowledge of HLSS, is any such proceeding, investigation or litigation threatened against HLSS that could reasonably be expected to have an Adverse Effect.
(d)    The Purchaser hereby acknowledges receipt of (i) Amendment No. 8 to Second Amended and Restated Series 2012-VF2 Indenture Supplement dated as of the date hereof and (ii) Amendment No. 8 to Second Amended and Restated Series 2012-VF3 Indenture Supplement dated as of the date hereof and consents to the transactions contemplated thereby.

Section 7.    Expenses. The Receivables Seller hereby agrees that in addition to any costs otherwise required to be paid pursuant to the Transaction Documents, the Receivables Seller shall be responsible for the payments of the reasonable and documented legal fees and out-of-pocket expenses of legal counsel to the Administrative Agent, the Noteholders, the Owner Trustee and the Indenture Trustee incurred in connection with the consummation of this Amendment and all other documents executed or delivered in connection therewith.
Section 8.    Representations; Ratifications Covenants: (a) In order to induce the Noteholders and the Administrative Agent to execute and deliver this Amendment, each of the Issuer, HLSS and, each for itself and for no other party, OLS and Servicer hereby represents and warrants to the Noteholders and the Administrative Agent that as of the date hereof it is in full compliance with all of the terms and conditions of the Indenture and the other Transaction Documents and no Default or Event of Default has occurred and is continuing under the Indenture or any other Transaction Documents.
(b)    The parties hereto ratify all terms of the existing Indenture other than those amended hereby, and ratify those provisions as amended hereby.
Section 9.    Entire Agreement. The Indenture Supplement and the Note Purchase Agreement, each as amended by this Amendment, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersede any prior or contemporaneous agreements relating to such subject matter.
Section 10.    Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
Section 11.    Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Indenture or any provision hereof or thereof.
Section 12.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 13.    Recitals. The statements contained in the recitals to this Amendment shall be taken as the statements of the Issuer, and the Indenture Trustee (in each capacity) assumes no responsibility for their correctness. The Indenture Trustee makes no representation as to the validity or sufficiency of this Amendment (except as may be made with respect to the validity of its own obligations hereunder). In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Base Indenture and the Indenture Supplement relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.
Section 14.    Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment.
Section 15.    Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
HLSS SERVICER ADVANCE RECEIVABLES TRUST, as Issuer
By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	Name: Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	Name: Title:

By:	Name: Title:

HLSS HOLDINGS, LLC, as Administrator and as Servicer (on and after the MSR Transfer Date)

By:	Name: Title:

OCWEN LOAN SERVICING, LLC, as a Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	Name: Title:

NEW RESIDENTIAL INVESTMENT CORP.

By:	Name: Title:

BARCLAYS BANK PLC,
as Administrative Agent and as Purchaser and sole Holder of the HLSS Servicer Advance Receivables Trust, Advance Receivables Backed Notes, Series 2012-VF1 Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes

By:	Name: Title: